SCHEDULE 14C

SCHEDULE 14C INFORMATION
Proxy Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[x] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
Rule ___________

[ ] Definitive Information Statement

ADSTAR, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies: Common Stock, par value $0.0001 per share.

2) Aggregate number of securities to which transaction applies: 1,311,530 shares of Common Stock.

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The average of the high and low prices on the Nasdaq on February 25, 2004 was $1.86

4) Proposed maximum aggregate value of transaction: $ 2,439,446

5) Total fee paid: $309.08

[] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ADSTAR, INC.
4553 Glencoe Avenue
Marina Del Rey, CA 90292

          Notice is hereby given that as of January 30, 2004, the holders of more than a majority of our issued and outstanding shares of common stock and preferred stock, excluding the shares issued in the Edgil Transaction, described below, which, by agreement are not eligible to vote on this matter (the “Majority of Stockholders”) ratified and approved the issuance of 1,311,350 shares of AdStar common stock (the “Edgil Shares”) in connection with the acquisition by AdStar of all of the assets of Edgil Associates, Inc. (“Edgil”) through the merger of Edgil into a wholly owned subsidiary of Adstar in exchange for those shares and $1,520,000 in cash.

     Therefore, because we have the consent of the holders of the requisite amount of shares necessary to approve this action, we do not intend to hold a special stockholders meeting to consider this action and we are not soliciting proxies from our other stockholders. In lieu thereof and pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934 and Section 228(d) of the General Corporation Law of the State of Delaware, we have prepared an Information Statement describing the action, which will not become fully effective until twenty days after the date of this Information Statement. All necessary corporate approvals in connection with the matters referred to herein have been obtained.

By Order of the Board of Directors

/s/ Leslie Bernhard,

Leslie Bernhard
Chairman of the Board and
Chief Executive Officer

Dated:	Marina del Rey, California
March , 2004

ADSTAR, INC.
INFORMATION STATEMENT

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     THIS INFORMATION STATEMENT IS BEING PROVIDED TO STOCKHOLDERS TO INFORM THEM OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT OF THE HOLDERS OF A MAJORITY OF OUR OUTSTANDING SHARES.

     Pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934 and Section 228(d) of the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”), this Information Statement is being furnished to the stockholders of record as of March     , 2004 (the “Record Date”) of AdStar Inc., a Delaware corporation (“AdStar” or the “Company”) in connection with the ratification and approval of our issuance of 1,311,530 shares of our Common Stock as part of the purchase price for the acquisition of the business and assets of Edgil Associates, Inc., as more fully described in this Information Statement. In excess of a majority of our outstanding shares eligible to vote on this matter on the Record Date (the “Majority”), approved and ratified the issuance of the shares by written consent. The approximate date on which this Information Statement will be mailed to stockholders is March     , 2004.

     Throughout this information statement, the terms “we,” “us,” “our” and “our company” refers to AdStar, Inc. and, unless the context indicates otherwise, our subsidiaries on a consolidated basis.

SUMMARY TERM SHEET
VOTE REQUIRED FOR THE SHARE ISSUANCE
MATERIAL CONTACTS AND BOARD DELIBERATIONS
TERMS OF THE MERGER AGREEMENT
TERMS OF THE OTHER TRANSACTION DOCUMENTS
Report of Independent Certified Public Accountants
Edgil Associates, Inc. Balance Sheets As of June 30,
Edgil Associates, Inc. Statements of Operations For the Two Years Ended June 30
Edgil Associates, Inc. Statements of Stockholders’ Equity For the Two Years Ended June 30, 2003
Edgil Associates, Inc. Statements of Cash Flows For the Two Years Ended June 30
NOTES TO AUDITED FINANCIAL STATEMENTS
Edgil Associates, Inc. Balance Sheet As of September 30,
Edgil Associates, Inc. Statements of Operations For the Three Month Periods Ended September 30
Edgil Associates, Inc. Statements of Cash Flows For the Three Month Periods Ended September 30,
Notes to Interim Financial Statements
Edgil’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
UNAUDITED CONDENSED PROFORMA CONSOLIDATED FINANCIAL STATEMENTS
Pro Forma Consolidated Balance Sheet
Pro Forma Consolidated Statement of Operations
Pro Forma Consolidated Statement of Operations
Notes To Proforma Financial Statements (Unaudited)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Summary Term Sheet	3
Vote Required For The Share Issuance	7
Material Contacts And Board Deliberations	9
Terms Of The Merger Agreement	10
Terms Of The Other Transaction Documents	11
Report Of Independent Certified Public Accountants	12
Edgil Associates, Inc. Balance Sheets As Of June 30, 2002 And 2003	13
Edgil Associates, Inc. Statements Of Operations For The Three Month Periods Ended September 30, 2002 And 2003	14
Edgil Associates, Inc. Statements Of Stockholders’ Equity For The Two Years Ended June 30, 2003	15
Edgil Associates, Inc. Statements Of Cash Flows For The Two Years Ended June 30, 2002 And 2003	16
Notes To Audited Financial Statements	17
Edgil Associates, Inc. Balance Sheet As Of September 30, 2003	29
Edgil Associates, Inc. Statements Of Operations For The Three Month Periods Ended September 30, 2002 And 2003	30
Edgil Associates, Inc. Statement Of Cash Flows For The Three Month Periods Ended September 30, 2002 And 2003	31
Notes To Interim Financial Statements (Unaudited)	32
Edgil’s Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	40
Unaudited Condensed Proforma Consolidated Financial Statements	49
Adstar, Inc. And Subsidiary Proforma Consolidated Balance Sheet As Of September 30, 2003 (Unaudited)	51
Adstar, Inc. And Subsidiary Proforma Consolidated Statement Of Operation For The Year Ended December 31, 2002 (Unaudited)	53
Adstar, Inc. And Subsidiary Pro Forma Consolidated Statement Of Operations For The Nine Months Ended September 30, 2003	55
Adstar, Inc. Notes To Proforma Financial Statements (Unaudited)	56
Security Ownership Of Certain Beneficial Owners And Management	58

SUMMARY TERM SHEET

     This summary term sheet describes the material terms of our recently completed acquisition of the assts and business of Edgil Associates, Inc. (“Edgil”) and in certain cases provides references to other pages of this information statement for you to obtain further information. You should carefully read this entire information statement, including financial information relating to our company and Edgil. This Information Statement relates to the approval and ratification by our stockholders of the issuance by us of 1,311,530 shares of our common stock issued as part of the consideration in the acquisition of Edgil (the “Edgil Shares”). In addition to the Edgil Shares, we paid $1,520,000 in cash as the remaining consideration for the acquisition. Our stockholders were not required to approve the acquisition itself. The actual terms of our acquisition of Edgil are contained in a merger agreement, which we have filed with the SEC as an exhibit to Form 8-K on November 4, 2003. You can review this Form 8-K (and the merger agreement) on the SEC’s website, www.sec.gov. A summary of the merger agreement is included in this proxy statement. See “TERMS OF THE MERGER AGREEMENT”.

OVERVIEW

     On October 21, 2003, we executed a merger agreement relating to the merger of Edgil with and into EDG Acquisition Corp. (“EDG”), a Massachusetts corporation 100% owned by us. The Merger was effected on October 21, 2003 and since that date the business and assets of Edgil have been owned and operated by EDG which in connection with the Merger was renamed Edgil Associates, Inc. Please see the section entitled “SUMMARY TERM SHEET — Our acquisition of Edgil”.

     Under the Nasdaq Marketplace Rules, to which we are subject, the number of shares to be issued in a transaction may not equal or exceed 20% of our outstanding shares of common stock, without stockholder approval. For purposes of the Nasdaq Marketplace Rules the percentage of outstanding shares is calculated before giving effect to the issuance of the shares in question. The Edgil Shares did not equal or exceed 20% of our outstanding shares of common stock. However, on October 1, 2003 we sold 1,590,000 shares of our common stock in a private placement (the “Private Placement Shares”) for $1,987,500. While those funds were initially raised to provide working capital, we used a substantial portion of those funds as part of the purchase price for Edgil. Nasdaq has taken the position that the issuance of the Private Placement Shares and the Edgil Shares which in the aggregate exceed 20% of our outstanding shares of common stock, should be considered part of the same transaction, therefore requiring stockholder approval of the issuance of the Edgil Shares. Nasdaq has advised us that if we do not receive stockholder approval of our issuance of the Edgil Shares they will seek to delist our common stock from the Nasdaq Small Cap Market. The Merger has been completed and could not be rescinded even if the issuance of the Edgil Shares were not approved by our stockholders. However, failure to approve the issuance of the Edgil Shares may result in our common stock being delisted from the Nasdaq Small Cap Market.

THE COMPANIES

OUR COMPANY

     AdStar, Inc., a Delaware corporation (“AdStar” or the “Company”) provides technology services within the classified advertising industry. Our proprietary software is an integrated suite of applications that electronically connects publishers with the source of their advertising revenue. Our software applications allow professional advertising agencies, businesses and individuals to electronically send ads to newspapers. This gives newspapers the ability to electronically receive classified advertising insertions directly into their sophisticated publishing systems. Our solutions are available in an application service provider (“ASP”) model whereby we contract with publishers to design, implement, host, and manage the on-line ad-taking capabilities of their Web sites. We provide all the technical and application expertise, customer support, and security measures that the publisher needs to install our application modules and begin to generate revenue upon installation and commencement of use. Our software solutions afford newspapers the ability to increase revenue and are the application of choice for advertisers, because it affords them the ability to effortlessly and quickly compose and format classified ads, price them, schedule them, and electronically send them into the publishing system at multiple newspapers.

     Our principal executive offices are: 4553 Glencoe Avenue, Marina del Rey, California, 90292 and our telephone number is (310) 577-8255.

EDGIL

     Edgil develops software applications primarily for the newspaper publishing industry. Its management and personnel combine extensive knowledge of newspaper publishing systems with technical expertise in database management systems, electronic commerce, and Web application development. Edgil offers system integration services, installation support, training, and customer service. Edgil’s proprietary EdgCapture payment processing software processes over 10,000,000 newspaper advertising and circulation transactions annually for Tribune Company, Gannett Company, Inc., Knight-Ridder Company, Inc., Copley Press, Inc., New York Times Company, Advance Publications, Inc., Cox Enterprises, Inc., and Village Voice Media, Inc., as well as many independent daily and specialty publications.

     Edgil’s product strategy focuses on providing newspapers with the financial benefits afforded by reduced labor costs and lower credit card processing discount rates. Edgil’s experience with integration services has given the EdgCapture product line the technical differentiation to meet the specific credit card processing requirements of the publishing industry.

     The principal executive offices of Edgil Associates, Inc. are located at 15 Tyngsboro Road, North Chelmsford, Massachusetts 01863.

THE MERGER AGREEMENT

     On October 21, 2003 (the “Effective Date), AdStar acquired all of the business and assets of Edgil pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the Effective Date, by and among AdStar, Edgil, EDG, and Edward P. Hopey and Gilbert Wolsky, the stockholders of Edgil (collectively, the “Edgil Stockholders”).

     Pursuant to the Merger Agreement, we paid $1,520,000 cash and issued 1,311,530 shares of common stock, in exchange the business and assets of Edgil. Based upon the average closing price of the Common Stock on the Nasdaq SmallCap Market for the 10 trading day period beginning October 14, 2003 the value of the Edgil Shares was $2,111,563. The Company issued authorized but previously unissued shares of Common Stock in the acquisition. The cash and number of shares of Common Stock issued to the Edgil Stockholders was determined in an “arms-length” negotiation and the transaction was unanimously approved by our Board. Prior to the Effective Date, neither we nor any of our affiliates, nor any of our officers or directors and any of their associates had any material relationship with Edgil, except that AdStar was a customer of Edgil.

     In connection with the Merger Agreement we and the Edgil Stockholders entered into a Registration Rights Agreement, dated as of October 21, 2003, pursuant to which we agreed to file a Registration Statement on Form S-3, for the purposes of registering under the Securities Act of 1933 the re-sale by the Edgil Stockholders of the Edgil Shares, and AdStar entered into six-month employment agreements with each of the Edgil Stockholders effective as of the Effective Date.

REASONS FOR THE ACQUISITION OF EDGIL

     The acquisition of Edgil adds to AdStar’s suite of e-commerce services: Edgil’s EdgCapture, an integrated payment processing solution that interfaces directly with publishers’ classified and circulation systems; and EdgFlow, a content processing solution that allows publishers to deliver media content such as articles, technical documents, advertisements, wire stories, etc., to multiple channels in a variety of formats. Edgil’s products and services will continue to be offered under the Edgil brand, and AdStar will maintain Edgil’s Massachusetts-based headquarters.

ACCOUNTING TREATMENT

     Our acquisition of Edgil will be accounted for as a purchase. Therefore, the results of operations of Edgil from October 21, 2003, the date of the acquisition, will be included in our consolidated results of operations. For purposes of preparing consolidated financial statements, the purchase price, including the costs associated with the acquisition at the date of completion will be allocated to the assets and liabilities of Edgil based on their fair market values, with the excess allocated to goodwill which is required to be tested for impairment at least annually.

REGULATORY APPROVALS

     In connection with the Edgil acquisition Nasdaq has taken the position that we were required to comply with Nasdaq Marketplace Rules as set forth in this Information Statement.

VOTE REQUIRED FOR THE SHARE ISSUANCE

     Pursuant to Nasdaq Marketplace Rule 4350(i)(1)(c)(ii), which requires Nasdaq-listed companies to obtain stockholder approval before issuing 20% or more of their common stock in connection with an acquisition of the stock or assets of another company, other than in a public offering for cash, we are required to obtain the approval of our stockholders for the issuance of the Edgil Shares.

     The Private Placement Shares and the shares issued to the Edgil Stockholders upon the consummation of our acquisition of Edgil constituted in excess of 20% of our issued and outstanding shares of common stock.

     Our Board of Directors carefully considered the acquisition of Edgil, and determined that the acquisition was in the best interests of our stockholders and unanimously approved the entering into and consummation of the Merger Agreement including the issuance of the Edgil Shares. See “TERMS OF THE TRANSACTION DOCUMENTS” below.

     At the time of the Merger we had a sufficient amount of authorized and unissued shares of our common stock to issue the shares to the Edgil Stockholders as part of the consideration for our acquisition of Edgil.

     On January 30, 2004 we had 12,716,008, shares of our common stock and 3,443,457 shares of our preferred stock issued and outstanding. Included in the number of issued and outstanding share of common stock are the 1,311,530 Edgil Shares issued to the Edgil Stockholders in the Merger. However, by agreement with the Edgil Shareholders, as required by NASDAQ the Edgil Shares are ineligible to vote on this matter. Each other outstanding share of common stock and each share of preferred stock [has] one vote with respect to the proposal to approve and ratify the issuance of the Edgil Shares.

     The minimum vote which constitutes stockholder approval is a majority of the total votes cast on the proposal in person or by proxy without counting the votes of the Edgil Shares.

     Therefore, we were required to obtain the votes of the holders of at least 7,425,454 shares of our common stock and preferred stock in order to approve and ratify the issuance of the Edgil Shares. The Majority of Stockholders who consented to the resolution held 7,950,565 shares of common and preferred stock as of January 30, 2004.

NO APPRAISAL RIGHTS

     Our stockholders were not entitled to appraisal rights in connection with the Edgil acquisition and will not be entitled to appraisal rights in regard to the approval and ratification of our issuance of the Edgil Shares.

NO PRE-EMPTIVE RIGHTS

     None of our stockholders had pre-emptive rights in connection with the Edgil acquisition.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

•	On or about July 10, 2003 Leslie Bernhard, President and Chief Executive Officer and Eli Rousso, Executive Vice President and Chief Technology Officer of AdStar met with Edward Hopey and Gil Wolsky, the founders of Edgil, in North Chelmsford, Massachusetts to discuss a strategic relationship between their respective companies. AdStar was already a customer of Edgil and was interested in securing rights to market Edgil’s credit card software to AdStar’s existing customer base.

•	At the July 10 meeting, Edgil’s principals advised AdStar’s representatives that Edgil was for sale and AdStar’s representatives indicated that they would consult with other members of management and AdStar’s Board to ascertain whether or not there was any interest.

•	Thereafter, on August 18, 2003 AdStar submitted a proposal to Edgil to acquire its business and assets for a purchase price payable in cash and in shares of AdStar Common Stock. Edgil rejected this offer as inadequate, but the parties agreed to continue discussions through their respective legal counsel.

•	During the period from August 18, 2003 to mid-September, 2003 AdStar’s and Edgil’s counsel had numerous telephone conferences whereby they sought to resolve the economic differences between the parties and the other material terms of the transaction. After numerous offers and counter-offers, AdStar agreed to increase its offer, provided that the entire purchase price was paid through issuance of AdStar Common Stock. However, the closing was conditioned upon Edgil’s principals finding an institutional purchaser for approximately one-half of the Common Stock to be issued in the transaction.

•	Thereafter, in mid-September, a proposed purchase agreement whereby Edgil’s assets and business would be acquired through the merger of Edgil with a newly created AdStar subsidiary, was sent to Edgil’s attorney and its principals.

•	On or about October 10, 2003 AdStar contacted Edgil and proposed that AdStar would be willing to pay a substantial part of the purchase price in cash in return for Edgil’s full cooperation in rapidly consummating the transaction.

•	In the week following the October 10 communication the parties agreed to the purchase price of cash in the amount of $1,520,000 and 1,311,530 shares of common stock.

•	Subsequently, on October 21, 2003 AdStar acquired the assets and business of Edgil on the basis set forth above.

TERMS OF THE MERGER AGREEMENT

GENERAL

     Edgil and the Edgil Shareholders on the one hand and AdStar and EDG (a newly formed wholly owned subsidiary of AdStar) on the other hand entered into an Agreement and Plan of Merger, dated as of October 21, 2003 (the “Merger Agreement”).

     Pursuant to the Merger Agreement, on October 21, 2003 Edgil was merged with and into EDG. As consideration for their shares of all of the outstanding capital stock of Edgil, the Edgil Shareholders received in the aggregate, $1,520,000 in cash and 1,311, 530 shares of the Common Stock of AdStar (valued at $2,111,563 based upon the average closing price of the Common Stock of the Nasdaq Small Cap Market for the 10 trading day period beginning on the fifth trading day preceding the date of the merger, i.e. October 14, 2003).

     Upon completion of the Merger on October 21, 2003, EDG owned all of the business and assets of Edgil and EDG changed is name to Edgil Associates, Inc.

INDEMNIFICATION

     The merger agreement provides for the Edgil Stockholders to indemnify us for breaches of their representations and warranties or the non-performance by them of their covenants in the agreement. We may not seek indemnity from Edgil unless our aggregate losses for such breaches or non-performance exceed $60,000. The Edgil Stockholders are not required to indemnify us in an amount in excess of $1,000,000. In the event that the Edgil Stockholders are required to make any indemnification payment to us, they may satisfy such payment by returning to us shares of our Common Stock which they received in the Merger. For purposes of any indemnification payment, such shares will be valued at $1.59 (the closing price of a share of Common Stock on the Nasdaq Small Cap Market on the day preceding the Effective Date).

     The merger agreement also provides for us to indemnify the Edgil Stockholders for breaches of our representations and warranties or the non-performance by us of our covenants in the agreement.

COVENANT NOT TO COMPETE

     Each of the Edgil Stockholder has agreed not to compete with Edgil for a period of three years after the Effective Date

TERMS OF THE OTHER TRANSACTION DOCUMENTS

GENERAL

     In addition to the Merger Agreement, AdStar and the Edgil Stockholders are parties to a Registration Rights Agreement and AdStar and each of the Edgil Stockholders are parties to an employment agreement.

REGISTRATION RIGHTS AGREEMENT

     On the Effective Date, AdStar and the Edgil Stockholders entered into a Registration Rights Agreement with respect to the Edgil Shares. The Registration Rights Agreement provides that on or before December 20, 2003 AdStar shall file with the Securities and Exchange Commission a Registration Statement on Form S-3 registering the sale of the Edgil Shares by the Edgil Stockholders. Such Registration Statement was not filed on or before December 20, 2003 and the parties subsequently agreed to extend the filing date to be on or before January 31, 2004. The Registration Statement was filed on January 15, 2004 and became effective on January 20, 2004.

     We will be responsible for most of the fees incurred in connection with any registration under the agreement but we will not be responsible for the fees of the shareholder’s counsel or any selling commission or underwriter discounts.

     The Registration Rights Agreement, provides for customary indemnification and contribution provisions.

EMPLOYMENT AGREEMENTS

     On the Effective Date, AdStar entered into identical employment agreements with each of the two Edgil Stockholders. The agreements run through April 30, 2004 and provide salaries of $7,000 per month. AdStar has the option to extend the employment agreements to October 20, 2004.

Report of Independent Certified Public Accountants

Board of Directors
Edgil Associates, Inc.
North Chelmsford, Massachusetts

We have audited the accompanying balance sheets of Edgil Associates, Inc. (the “Company”) as of June 30, 2002 and 2003 and the related statement of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Edgil Associates, Inc. at June 30, 2002 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Los Angeles, California
December 30, 2003

Edgil Associates, Inc.
Balance Sheets
As of June 30,

	2002	2003

Assets
Current assets:
Cash	$229,774	$198,496
Accounts receivable, net of allowance for doubtful accounts of $12,000 and $12,000	155,173	41,811
Prepaid and other current assets	37,181	42,249

Total current assets	422,128	282,556
Property and equipment, net	37,399	17,408
Deferred tax asset	1,946,000	1,752,000

Total assets	$2,405,527	$2,051,964

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$12,088	$3,692
Accrued expenses	86,049	60,757
Deferred revenue, current portion	215,000	215,000
Customer deposits	146,524	56,966
Notes payable – shareholders’, current portion	96,000	96,000

Total current liabilities	555,661	432,415
Notes payable shareholders’, net of current portion	252,000	86,000
Deferred revenue, net of current portion	4,110,876	3,755,468

Total liabilities	4,918,537	4,273,883

Commitments and contingencies
Stockholders’ deficit:
Common stock, par value $0.01; authorized 3,000,000 shares; 2,700,000 issued and outstanding	1,000	1,000
Additional paid-in capital	—	—
Accumulated deficit	(2,514,010)	(2,222,919)

Total stockholders’ deficit	(2,513,010)	(2,221,919)

Total liabilities and stockholders’ deficit	$2,405,527	$2,051,964

     The accompanying notes are an integral part of these financial statements.

Edgil Associates, Inc.
Statements of Operations
For the Two Years
Ended June 30,

	2002	2003

Licensing and software	$1,810,033	$2,342,069
Customization and other	496,989	360,331

Net revenues	2,307,022	2,702,400
Cost of revenues	584,517	477,774

Gross profit	1,722,505	2,224,626
General and administrative expense	817,627	931,179
Selling and marketing expense	370,465	248,539
Product maintenance and development costs	502,777	531,578

Income from operations	31,636	513,330
Interest expense, net	(35,831)	(26,039)

Income (loss) before taxes	(4,195)	487,291
Provision for income taxes (benefit)	(1,678)	196,200

Net Income (loss)	$(2,517)	$291,091

The accompanying notes are an integral part of these financial statements

Edgil Associates, Inc.
Statements of Stockholders’ Equity
For the Two Years
Ended June 30, 2003

	Common Stock		Additional		Total
			Paid–In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	(Deficit)

Balance, June 30, 2001	2,700,000	$1,000	$—	$(2,511,493)	$(2,510,493)
Net loss	—	—	—	(2,517)	(2,517)

Balance, June 30 2002	2,700,000	1,000	—	(2,514,010)	(2,513,010)
Net income	—	—	—	291,091	291,091

Balance, June 30, 2003	2,700,000	$1,000	$—	$(2,222,919)	$(2,221,919)

The accompanying notes are an integral part of these financial statements.

Edgil Associates, Inc.
Statements of Cash Flows
For the Two Years
Ended June 30

	2002	2003

Cash flows from operating activities:
Net income (loss)	$(2,517)	$291,091
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49,603	39,458
Changes in assets and liabilities:
Accounts receivable	(62,786)	113,362
Deferred tax asset	(5,000)	194,000
Prepaids and other assets	64	(5,068)
Accounts payable	1,910	(8,396)
Accrued expenses	25,883	(25,292)
Deferred revenue	73,936	(355,408)
Customer deposits	89,876	(89,558)

Net cash provided by operating activities	170,969	154,189

Cash flows from investing activities:
Purchase of property and equipment	(16,086)	(19,467)

Net cash used in investing activities	(16,086)	(19,467)

Cash flows from financing activities:
Proceeds from bank line of credit	40,000	—
Repayment of bank line of credit	(40,000)	—
Repayment of officers notes payable	(68,000)	(166,000)

Net cash used in financing activities	(68,000)	(166,000)

Net decrease in cash and cash equivalents	(86,883)	(31,278)
Cash and cash equivalents at beginning of year	142,891	229,774

Cash and cash equivalents at end of year	$229,774	$198,496

Supplemental cash flow disclosure:
Interest paid	$37,740	$28,095

The accompanying notes are an integral part of these financial statements.

NOTES TO AUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDED June 30, 2002 and 2003

1.	Organization and Business

Edgil Associates, Inc. (the “Company” or “Edgil”) was incorporated in the State of Massachusetts on February 22, 1984 as a C-Corporation under the Internal Revenue Code.

Edgil, based in North Chelmsford, Massachusetts, is a provider of complete automated payment processing systems and content processing solutions for the publishing industry. The Company’s core business has been licensing proprietary software systems and supplying the related support and maintenance.

On October 21, 2003 the Company was sold to AdStar, Inc., see subsequent event, note 14.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred significant losses in the past resulting in an accumulated deficit $2,222,919 at June 30, 2003. The historical losses generally reflect the timing differences between revenue recognition in accordance with generally accepted accounting principals in the United States and the cash received upon the initial sale, customization and installation of 25-year licenses. The Company is currently profitable and generating positive cash flow from operations. Management believes this trend will continue into the foreseeable future. The financial statements do no include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to concentrations of risk are cash and accounts receivable. The Company reduces risk on financial instruments by maintaining its cash in FDIC insured accounts.

Exposure to credit risk on accounts receivable is controlled through continuous monitoring procedures. As of June 30, 2002 and 2003, 4 and 6 customers accounted for 52 % and 50%, respectively of net accounts receivable. In each year ended June 30, 2002 and 2003, 2 and 3 customers individually represented greater than 5% net revenue, respectively. The majority of the Company’s customers have historically consisted of major newspaper publishers.

Receivable and Allowance for Doubtful Accounts

We regularly evaluate the collectibility of our trade receivables based on a combination of factors. When a customer’s account become past due, we initiate dialogue with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation to us, such as bankruptcy filing, deterioration in the customer’s operating results or financial position or other material events impacting their business, we record a specific reserve for bad debt to reduce the related receivable to the amount we expect to recover given all information presently available. We also record reserves for bad debts for all other customers based on certain other factors including length of time the receivables are past due and historical collection experience with individual customers. If circumstances related to specific customers change, our estimates of the recoverability of receivables could materially change.

Fair Value of Financial Instruments

Cash, accounts receivable, accounts payable, deferred revenue, customer deposits, shareholder notes payable, and accrued expenses are carried at cost which approximates their fair value because of the short-term maturity or the current lending rates of these instruments.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. When such items are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are relieved from the accounts and the resulting gain or loss is reflected in operations. Depreciation and amortization are provided using the declining balance and Straight-line method over the estimated useful lives of the assets. The depreciation and amortization periods by asset category are as follows:

Furniture and fixtures	7 years
Computer equipment	5 years
Computer Software	3 to 5 years
Leasehold improvements	Shorter of useful life or lease term

Maintenance and minor replacements are charged to expense as incurred while renewals and improvements are capitalized. Leasehold improvements are amortized over their estimated useful lives or the lives of the related leases, whichever is shorter.

Intangible Assets

Intangible assets comprise trademarks, license agreements and proprietary technology and are carried at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the estimated useful lives of the intangible assets. The Company had no intangible assets at June 30, 2002 or 2003.

Long-Lived Assets

The carrying value of long-lived assets is periodically reviewed by management for impairment losses, if any are recognized when the expected non-discounted future operating cash flows derived from such assets are less than their carrying value. The Company had no long-lived assets at June 30, 2002 or 2003.

Capitalized Software Cost

In March 2000, the Financial Accounting Standards Board’s Emerging Issue Task Force (“EITF”) issued EITF No. 00-2 “Accounting for Web Site Development Costs”, which provides guidance with respect to capitalization of certain costs incurred in connection with Web development activities and references Statement of Financial Accounting Standards (“SFAS”) No. 86 “Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed”. In accordance with these pronouncements, costs to establish the technological feasibility of software applications developed by the Company are charged to expense as incurred. Certain costs incurred subsequent to achieving technological feasibility are capitalized. Accordingly, the Company capitalizes a portion of the internal labor costs and external consulting costs associated with essential Web site development and enhancement activities. Costs associated with conceptual design and feasibility assessments as well as maintenance and routine changes are expensed as incurred. Capitalized costs are amortized based on current or future revenue for each product with an annual minimum equal to the straight-line basis over the estimated useful lives of the applications. At June 30, 2003, the Company had no capitalized software development.

Revenue Recognition

The Company derives revenue from several products and services as follows: Licensing and customization and other revenues — The Company generates revenue from technology service contracts that generally contain multiple elements such as software customization services, monthly fees and post-contract customer support (PCS). Revenue from these arrangements is recognized in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition”, SOP 98-9 and SAB 101, “Software Revenue Recognition with Respect to Certain Transactions”. Accordingly, revenue is allocated to each element within the contract based on the relative fair values of those elements using vendor specific objective evidence. Revenue from upfront license fees, monthly fees and PCS under software maintenance arrangements is based upon renewal rates and is recognized ratably over the term of the arrangement, licenses generally 25 years and maintenance arrangements generally 3 to 5 years. Deferred revenue on the arrangements are $4,325,876 and $3,970,468 for the years ended June 30, 2002 and 2003. Revenue from software customization services is recognized upon the completion of services.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amounts expected to be realized.

Advertising Costs

The Company expenses the costs of advertising in the periods in which those costs are incurred. Advertising expense was approximately $16,000 and $16,000 for the years ended June 30, 2002 and 2003.

Comprehensive Income

The Company discloses comprehensive income in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 130, “Reporting Comprehensive Income”. This statement establishes standards for reporting and disclosing comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income generally represents all changes in stockholders’ equity (deficit) during the period except those resulting from investments by, or distributions to, stockholders. The Company has no other comprehensive income items and, accordingly, net income (loss) equals comprehensive income (loss) for all periods presented.

Segment Reporting

The Company determines and discloses its segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which uses a “management” approach for determining segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of a company’s reportable segments. SFAS No. 131 also requires disclosures about products or services, geographic areas and major customers. The Company’s management reporting structure provides for only one reportable segment and accordingly, no separate segment information is presented.

Accounting for Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and has elected the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s stock for financial reporting purposes and the exercise price of the option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 at fair value.

New accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), effective January 2003. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost should be capitalized as part of the related long-lived asset and allocated to expense over the estimated useful life of the asset. The Company adopted SFAS 143 on January 1, 2003. The adoption did not have a material impact on the Company’s financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS 146”), effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 addresses the financial accounting and reporting for certain costs associated with exit or disposal activities, including restructuring actions. SFAS 146 excludes from its scope severance benefits that are subject to an on-going benefit arrangement governed by SFAS 112, Employer’s Accounting for Post employment Benefits, and asset impairments governed by SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The adoption of SFAS 146 did not have a material impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation — an Amendment of SFAS No. 123 (“SFAS 148”). This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company will retain the intrinsic method of accounting for stock based awards granted to employees.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of this Interpretation are currently effective and did not the Company’s financial position and results of operations. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption did not have a material impact on the Company’s financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”). This Interpretation requires that variable interest entities created after January 31, 2003, and variable interest entities in which an interest is obtained after that date, be evaluated for consolidation into an entity’s financial statements. This interpretation also applies, beginning July 1, 2003 for the Company, to all variable interest entities in which an enterprise holds an interest that it acquired before February 1, 2003. The adoption did not have a material impact on the Company’s financial statements.

3.	Property and Equipment

Property and equipment consisted of the following at June 30:

	2002	2003

Computer equipment	$374,587	$394,054
Furniture and fixtures	268,494	268,494
Leasehold improvements	1,250	1,250

	644,331	663,798
Less: Accumulated depreciation and amortization	(606,932)	(646,390)

Net property and equipment	$37,399	$17,408

Depreciation and amortization expense for the years ended June 30, 2002 and 2003 was $49,603 and $39,458 respectively.

4.	Notes Payable

On September 1, 1998, the Company entered into unsecured note agreements with its two principal Shareholders. The original principal amounts of each loan were $125,000, which subsequently increased by an additional $80,000 from each shareholder. During the years ended June 30, 2002 and 2003 the Company paid down $68,000 and $162,000 in principal borrowings. The terms of the notes include monthly minimum principal payments of $4,000 to each note holder and each note bears interest at 9 percent, payable on the outstanding balance quarterly, until the notes are paid in full. As of June 30, 2003 the Company has future minimum debt payments of $96,000 and $86,000 for the years ending June 30, 2004 and 2005.

In October 2000, the Company entered into a demand line of credit arrangement with a bank, unsecured, bearing interest at the bank’s index rate plus 1%, generally at 5.75%, with a maximum borrowing of $75,000. During the year ended June 30, 2002 the Company borrowed and repaid $40,000, and closed the bank line of credit.

8.	Income Taxes

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes primarily consist of the tax effect of deferred license sales receipts that are recognized as income for tax purposes but are deferred for financial reporting .

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible, no valuation allowance has been provided as management believes that it is more likely than not, based upon available evidence, that the deferred tax assets will be realized.

As of June 30, 2002 and 2003, the Company had state net operating loss carryforwards of approximately $185,000 and $55,000. The state net operating loss carryforwards will begin to expire in 2005. The Company’s ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future.

The provision for income taxes for the years ended June 30, 2002 and 2003 differs from the amount that would result from applying the federal statutory rate as follows:

	2002	2003

Statutory regular federal income tax rate	(34.0%)	34.0%
State taxes, net of federal benefit	(6.1%)	6.1%
Other	.1%	.2%

	(40.0%)	40.3%

9.	Capitalization

Common Stock

In July, 1997 the shareholders approved an increase to the number of authorized shares of the Company’s common stock from 300,000 to 2,700,000 of class A voting common stock and from 150,000 class B non-voting to 300,000 non-voting for a total authorized of 3,000,000, and increased the principal Shareholder’s voting common shares to 1,350,000 from 150,000 each. In addition the class B non-voting common shares were authorized for issuance under the Company’s stock option plan.

Stock Options

In 1997, the Board of Directors adopted the 1997 Stock Option Plan (the “Plan”) in order to attract and retain key employees of the Company. The plan as amended during 2002 has a maximum of 300,000 shares of non-voting common stock authorized for issuance under the Plan.

The Plan provides for issuance of nonqualified and incentive stock options to key employees of the Company. Each nonqualified stock option shall have an exercise price not less than 90% of the fair value of the common stock on the date of grant, unless as otherwise determined by the committee that administers the Plan.

Each option generally has a term of five to nine years from the date of grant unless otherwise determined by the committee that administers the Plan. All options granted from 1997 through 2003 have a nine-year term.

Upon the occurrence of a change in control, as defined in the Plan, each option granted under the Plan shall thereupon be replaced with options of equal value by the acquiring company or become fully vested and exercisable. Management opted to vest all options upon the sale of the Company to AdStar, Inc. See subsequent event, note 14.

The following table summarizes activity under the Plan for the years ended June 30, 2002 and 2003

		Weighted
		Average
		Exercise
	Shares	Price

Outstanding at June 30, 2001	130,500	$1.05
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at June 30, 2002	130,500	$1.05
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at June 30, 2003	130,500	$1.05

Options exercisable at June 30, 2002	57,800	$1.05
Options exercisable at June 30, 2003	81,700	$1.05
Options available for future grant	169,500

The following table summarizes information about stock options outstanding at June 30, 2003:

				Options Exercisable at
	Options Outstanding at June 30, 2003			June 30, 2003

		Weighted Average	Weighted
	Number of	Remaining	Average	Number of	Weighted
Exercise	Shares	Contractual Life	Exercise	Shares	Average Exercise
Price	Outstanding	(years)	Price	Exercisable	Price

$0.92	52,000	6.17	$0.92	30,600	$0.92
$1.02	10,000	5.75	$1.02	10,000	$1.02
$1.16	68,500	3.00	$1.16	41,100	$1.16

	130,500			81,700

Fair Value Disclosures

Prior to the Company’s sale to AdStar, Inc. the fair value of each option grant was determined on the date of grant using the fair value method. The weighted fair value of the options granted was $0.20 as determined using the Black-Scholes option-pricing model. The Company calculated the fair value of each option granted on the date of grant using the fair value method or Black-Scholes model as prescribed by SFAS No. 123 using the following assumptions:

	Year Ended June 30,

	2002	2003

Risk-free interest rate	4.25%	4.25%
Expected lives (years)	5.0	5.0
Dividend yield	0.0%	0.0%
Expected volatility	0.0%	0.0%

The Company has adopted the disclosure only provisions of SFAS No. 123. If compensation cost associated with the Company’s stock-based compensation plan had been determined using the fair value prescribed by SFAS No. 123, the Company’s net income (loss) for 2002 and 2003 would have increased or decreased to the pro forma amounts indicated below:

	Year Ended June 30,

	2002	2003

Net Income (loss) - as reported	$(2,517)	$291,091
Add: Stock based employee compensation included in reported loss	-0-	-0-
Deduct: Employee compensation expense	(5,900)	(3,556)

pro forma	(8,417)	287,535

12.	Commitments and Contingencies

Operating and Capital Lease Commitments

The Company has certain non-cancelable operating lease obligations for office space. The operating lease is for office space located in Chelmsford, Massachusetts which expires August 31, 2006. The leases contain certain escalation clauses based on certain charges that the landlords of the properties may incur over the base year, as defined in the lease agreements, which have been straight-lined.

Future minimum lease payments under the noncancelable operating and capital leases as of June 30, 2003 are as follows:

Operating
Years Ending December 31,	Leases

2004	$81,929
2005	85,114
2006	88,505
2007	14,845

Total minimum obligations	$270,293

Rent expense for the years ended June 30, 2002 and 2003 was approximately $105,500 and $107,800, respectively.

13.	Directors’ Indemnification

Edgil’s Certificate of Incorporation provides mandatory indemnification rights to any officer or director of Edgil who, by reason of the fact that he or she is an officer or director of Edgil, is involved in any legal proceeding unless such person shall have been adjudged by a court of competent jurisdiction not to have acted in the best interests of the corporation.

14.	Subsequent Event

On October 21, 2003 (the “Effective Date”), Edgil Associates, Inc. (Edgil) sold its business and all of its assets to AdStar, Inc. (AdStar), a Delaware corporation, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the Effective Date, by and among the Company, AdStar, EDG Acquisition Corp., a wholly owned subsidiary of AdStar, and Edward P. Hopey and Gilbert Wolsky, the two stockholders of Edgil (the Edgil Stockholders).

Pursuant to the Merger Agreement, AdStar paid $1,520,000 in cash and issued 1,311,530 shares of its $.0001 par value per share common stock (the “Common Stock”) at a fair market value of $2,111,563, based on the average closing price of the Common Stock for the 10 trading day period beginning on the 5th trading day preceding the Effective Date, in exchange for all of the business and assets of Edgil. The consideration paid to Edgil Stockholders was determined in an “arms-length” negotiation and the transaction was unanimously approved by the Boards of Directors of both Companies’. Prior to the Effective Date, neither Edgil nor any of its affiliates, nor any officer or director of Edgil or any associate of any such officer or director, had any material relationship with AdStar, except that AdStar was a customer of Edgil.

AdStar, based in Marina Del Rey, California, is a provider of complete automated ad processing systems and solutions for the publishing industry. The sale of Edgil will be accounted for as a purchase business combination by AdStar, Inc. in accordance with the Statement of Financial Accounting Standards (SFAS) no. 141, “Business Combinations.” Edgil will operate as a wholly owned subsidiary of AdStar and the Company’s financial statements will be included in the results of AdStar from the closing date of the acquisition (October 21, 2003).

Pursuant to the Merger agreement the two stockholders of Edgil entered into employment agreements whereby each receives a monthly salary of $7,000 for six months from the effective date.

Pursuant to the Merger agreement the notes payable to the two stockholders were restated whereby each stockholder received $51,500 in principal payments upon the closing and the remaining $31,500 note balance, for each Stockholder, is to be repaid in six equal payments of principal along with all interest at a rate of 8% per annum, with the first payment to be made on the six month anniversary of the Effective Date (October 21, 2003) and each of the next five payments to be paid each six months thereafter, with the final payment to be made on the third anniversary of the Closing Date.

Pursuant to the Merger agreement, at the Closing, AdStar replaced each Edgil option with a corresponding AdStar option (based on the merger consideration received by the Edgil Stockholders) as follows: (a) each holder of an option to purchase shares of Edgil Common Stock at $0.92 per share received in replacement therefor an option to purchase that number of shares of AdStar Common Stock as equaled the number of shares of Edgil Common Stock which such optionee had a right to purchase, multiplied by 0.4858, at a price per share of $0.73; (b) each holder of an option to purchase shares of Edgil Common Stock at $1.02 per share received in replacement therefor an option to purchase that number of shares of AdStar Common Stock as equaled the number of shares of Edgil Common Stock which such optionee had a right to purchase, multiplied by 0.4858, at a price per share of $0.94; (c) each holder of an option to purchase shares of Edgil Common Stock at $1.16 per share received in replacement therefor an option to purchase that number of shares of AdStar Common Stock as equaled the number of shares of Edgil Common Stock which such optionee had a right to purchase, multiplied by 0.4858, at a price per share of $1.23.

On December 4, 2003, the former Stockholders of Edgil Associates, Inc. (“Edgil”) received a communication from Trudeau & Trudeau Associates, Inc., a Massachusetts based mergers and acquisition broker (“Trudeau”), requesting compensation regarding an engagement agreement entered into on July 10, 2002, whereby the Company paid Trudeau a $10,000 retainer, and pursuant to which Trudeau was entitled to a contingent “Accomplishment Fee” calculated as a percentage of the consideration received for any acquisition of Edgil, including by way of merger, which fee was payable upon consummation of such a transaction. If Trudeau were entitled to an Accomplishment Fee for the merger of the Company into AdStar, that fee would range from approximately $200,000 to $300,000. The Engagement Agreement as amended, expired 360 days after its date of inception (with the exception of a tail payment for acquisition candidates on a specific list, amongst which AdStar is not listed), and the Engagement Agreement implies, without expressly so stating, that the right to receive the Accomplishment Fee expires then as well.

The former Stockholders of Edgil have informed us that the proposal from AdStar, Inc. (“AdStar”) to acquire Edgil, and all discussions addressing the possibility of AdStar’s acquisition of Edgil, occurred after the expiration of the Engagement Agreement and, accordingly, Trudeau is not entitled to any Accomplishment Fee. There has been no formal contact from Trudeau or its attorneys to the former Stockholders, Edgil or AdStar since the above noted communication.

Edgil Associates, Inc.
Balance Sheet
As of September 30,

2003

Assets
Current assets:
Cash	$187,158
Accounts receivable, net of allowance for doubtful accounts of $12,000	142,750
Prepaid and other current assets	37,467
Total current assets	367,375
Property and equipment, net	14,679
Deferred tax asset	1,793,000
Total assets	$2,175,054
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$12,646
Accrued expenses	93,217
Deferred revenue, current portion	215,000
Notes payable - shareholders’, current portion	96,000

Total current liabilities	416,863
Notes payable shareholders’, net of current portion	70,000
Deferred revenue, net of current portion	3,906,679

Total liabilities	$4,393,542
Commitments and contingencies
Stockholders’ deficit:
Common stock, par value $0.01; authorized 3,000,000 shares; 2,700,000 issued and outstanding	1,000
Additional paid-in capital	—
Accumulated deficit	(2,219,488)

Total stockholders’ deficit	(2,218,488)

Total liabilities and stockholders’ deficit	$2,175,054

The accompanying notes are an integral part of these financial statements.

Edgil Associates, Inc.
Statements of Operations
For the Three Month Periods
Ended September 30,

	2002	2003

Licensing and software	$614,105	$394,334
Customization and other	80,338	133,310

Net revenues	694,443	527,644
Cost of revenues	131,015	121,846

Gross profit	563,428	405,798
General and administrative expense	184,476	195,298
Selling and marketing expense	57,990	66,885
Product maintenance and development costs	136,010	133,630

Income from operations	184,952	9,985
Interest expense, net	(7,635)	(4,254)

Income before taxes	177,317	5,731
Provision for income taxes	71,000	2,300

Net Income	$106,317	$3,431

The accompanying notes are an integral part of these financial statements.

Edgil Associates, Inc.
Statements of Cash Flows
For the Three Month Periods
Ended September 30,

	2002	2003

Cash flows from operating activities:
Net income	$106,317	$3,431
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,769	5,769
Changes in assets and liabilities:
Accounts receivable	22,374	(100,939)
Deferred tax asset	69,000	(41,000)
Prepaids and other assets	(11,565)	4,782
Accounts payable	2,302	8,954
Accrued expenses	9,044	32,460
Deferred revenue	(112,931)	151,211
Customer deposits	(44,696)	(56,966)

Net cash provided by operating activities	45,614	7,702

Cash flows from investing activities:
Purchase of property and equipment	(4,725)	(3,040)

Net cash used in investing activities	(4,725)	(3,040)

Cash flows from financing activities:
Repayment of officers notes payable	(44,000)	(16,000)

Net cash used in financing activities	(44,000)	(16,000)

Net decrease in cash and cash equivalents	(3,112)	(11,338)
Cash and cash equivalents at beginning of period	229,774	198,496

Cash and cash equivalents at end of period	$226,663	$187,158

Supplemental cash flow disclosure:
Interest paid	$8,190	$4,455

The accompanying notes are an integral part of these financial statements.

Notes to Interim Financial Statements
(Unaudited)

1.	Organization and Business

Edgil Associates, Inc. (the “Company” or “Edgil”) was incorporated in the State of Massachusetts on February 22, 1984 as a C-Corporation under the Internal Revenue Code.

Edgil, based in North Chelmsford, Massachusetts, is a provider of complete automated payment processing systems and content processing solutions for the publishing industry. The Company’s core business has been licensing proprietary software systems and supplying the related support and maintenance.

On October 21, 2003 the Company was sold to AdStar, Inc., see subsequent event, note 7.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The interim financial statements for Edgil Associates, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information in accordance with Item 10 of Regulation S-B. Accordingly they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ending June 30, 2004. These financial statements should be read in conjunction with the financial statements and notes thereto included AdStar’s Report on Form 8-KA filed on November 24, 2003 which includes Edgil’s financial statements for the year ended June 30, 2003.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred significant losses in the past resulting in an accumulated deficit $2,219,488 at September 30, 2003. The historical losses generally reflect the timing differences between revenue recognition in accordance with generally accepted accounting principles in the United States and the cash received upon the initial sale, customization and installation of 25-year licenses. The Company is currently profitable and generating positive cash flow from operations. Management believes this trend will continue into the foreseeable future. The financial statements do no include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk and Major Customers

Financial instruments that potentially subject the Company to concentrations of risk are cash and accounts receivable. The Company reduces risk on financial instruments by maintaining its cash in FDIC insured accounts.

Exposure to credit risk on accounts receivable is controlled through continuous monitoring procedures. As of September 30, 2002 and 2003, 4 and 3 customers accounted for 58 % and 63%, respectively of net accounts receivable. In each of the three month periods ended September 30, 2002 and 2003, 2 and 2 customers individually represented greater than 5% net revenue, respectively. The majority of the Company’s customers have historically consisted of major newspapers publishers.

Capitalized Software Cost

In March 2000, the Financial Accounting Standards Board’s Emerging Issue Task Force (“EITF”) issued EITF No. 00-2 “Accounting for Web Site Development Costs”, which provides guidance with respect to capitalization of certain costs incurred in connection with Web development activities and references Statement of Financial Accounting Standards (“SFAS”) No. 86 “Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed”. In accordance with these pronouncements, costs to establish the technological feasibility of software applications developed by the Company are charged to expense as incurred. Certain costs incurred subsequent to achieving technological feasibility are capitalized. Accordingly, the Company capitalizes a portion of the internal labor costs and external consulting costs associated with essential Web site development and enhancement activities. Costs associated with conceptual design and feasibility assessments as well as maintenance and routine changes are expensed as incurred. Capitalized costs are amortized based on current or future revenue for each product with an annual minimum equal to the straight-line basis over the estimated useful lives of the applications. At September 30, 2003, the Company had no capitalized software development.

Revenue Recognition

The Company derives revenue from several products and services as follows: Licensing and customization and other revenues - The Company generates revenue from technology service contracts that generally contain multiple elements such as software customization services, monthly fees and post-contract customer support (PCS). Revenue from these arrangements is recognized in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition”, SOP 98-9 and SAB 101, “Software Revenue Recognition with Respect to Certain Transactions”. Accordingly, revenue is allocated to each element within the contract based on the relative fair values of those elements using vendor specific objective evidence. Revenue from upfront license fees, monthly fees and PCS under software maintenance arrangements is based upon renewal rates and is recognized ratably over the term of the arrangement, licenses generally 25 years and maintenance arrangements generally 3 to 5 years. Deferred revenue on these arrangements are $4,121,679 as of the year ended September 30, 2003. Revenue from software customization services is recognized upon the completion of services.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amounts expected to be realized.

Accounting for Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and has elected the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s stock for financial reporting purposes and the exercise price of the option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 at fair value.

New accounting pronouncements

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of underlying to conform it to language used in FASB interpretation number (FIN) 45, and (4) amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The Company has no derivative contracts and accordingly the adoption of SFAS 149 does not currently have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as temporary equity. SFAS No. 150 will be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by SFAS No. 150. Instruments with characteristics of both liabilities and equity not addressed in SFAS No. 150 will be addressed in the next phase of the project. Adoption of SFAS No. 150 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In November 2002, the EITF reached a consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” related to the separation and allocation of consideration for arrangements that include multiple deliverables. The EITF requires that when the deliverables included in this type of arrangement meet certain criteria they should be accounted for separately as separate units of accounting. This may result in a difference in the timing of revenue recognition but will not result in a change in the total amount of revenue recognized in a bundled sales arrangement. The allocation of revenues to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items then the residual method must be used. This method requires that the amount allocated to the undelivered items in the arrangement is their full fair value. This would result in the discount, if any, being allocated to the delivered items. This consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. We do not expect the adoption of EITF 00-21 to have a material impact on our financial statements.

On December 17, 2003, the SEC s Office of the Chief Accountant and Division of Corporation Finance issued Staff Accounting Bulletin (SAB) 104, Revenue Recognition. The SAB updates portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins (SAB 103 codification) in order to make the guidance consistent with current authoritative accounting literature. The principal revisions relate to the incorporation of certain sections of the staff s FAQ document on revenue recognition into Topic 13. The Company does not expect the adoption of SAB 104 to have a material effect on the Company s financial statements.

3.	Notes Payable

On September 1, 1998, the Company entered into unsecured note agreements with its two principal Shareholders. The original principal amounts of each loan were $125,000, which subsequently increased by $80,000 from each shareholder. During the years ended June 30,

2002 and 2003 the Company paid down $68,000 and $162,000 in principal borrowings. During the three month periods s ended September 30, 2002 and 2003 the Company paid down $44,000 and $16,000 in principal borrowings. The terms of the notes include monthly minimum principal payments of $4,000 to each note holder and each note bears interest at 9 percent, payable on the outstanding balance quarterly, until the notes are paid in full. As of September 30, 2003 the Company has future minimum debt payments of $96,000 the 12 month period ending September 30, 2004, and the remaining amount is due during the 12 months ended September 30, 2005. See subsequent event footnote 7.

4.	Income Taxes

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred taxes primarily consist of the tax effect of deferred license sales receipts that are recognized as income for tax purposes but are deferred for financial reporting .

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible, no valuation allowance has been provided as management believes that it is more likely than not, based upon available evidence, that the deferred tax assets will be realized.

As of June 30, 2002 and 2003, the Company had state net operating loss carryforwards of approximately $185,000 and $55,000. The state net operating loss carryforwards will begin to expire in 2005. The Company’s ability to utilize net operating loss carryforwards may be limited in the event that a change in ownership, as defined in the Internal Revenue Code, occurs in the future.

The provision for income taxes for the three months ended September 30, 2002 and 2003 differs from the amount that would result from applying the federal statutory rate, primarily due to state taxes.

5.	Stock Based compensation

The Company has adopted the disclosure only provisions of SFAS No. 123. If compensation cost associated with the Company’s stock-based compensation plan had been determined using the fair value prescribed by SFAS No. 123, the Company’s net loss would have increased to the pro forma amounts indicated below:

		Three month periods Ended
		September 30,

		2002	2003

Net Income -	as reported	$106,317	$3,431
	Add: Stock based employee
	compensation included in
	reported loss	-0-	-0-
	Deduct: Employee
	compensation expense	(889)	(498)

	Pro forma	$105,428	$2,933

6.	Directors’ Indemnification

Edgil’s Certificate of Incorporation provides mandatory indemnification rights to any officer or director of Edgil who, by reason of the fact that he or she is an officer or director of Edgil, is involved in any legal proceeding unless such person shall have been adjudged by a court of competent jurisdiction not to have acted in the best interests of the corporation.

7.	Subsequent Events

On October 21, 2003 (the “Effective Date”), Edgil Associates, Inc. (Edgil) sold its business and all of its assets to AdStar, Inc. (AdStar), a Delaware corporation, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the Effective Date, by and among the Company, AdStar, EDG Acquisition Corp., a wholly owned subsidiary of AdStar, and Edward P. Hopey and Gilbert Wolsky, the two stockholders of Edgil (the Edgil Stockholders).

Pursuant to the Merger Agreement, AdStar paid $1,520,000 in cash and issued 1,311,530 shares of its $.0001 par value per share common stock (the “Common Stock”) at a fair market value of $2,111,563, based on the average closing price of the Common Stock for the 10 trading day period beginning on the 5th trading day preceding the Effective Date, in exchange for all of the business and assets of Edgil. The consideration paid to the Stockholders was determined in an “arms-length” negotiation and the transaction was unanimously approved by the Boards of Directors of both Companies’. Prior to the Effective Date, neither Edgil nor any of its affiliates, nor any officer or director of Edgil or any associate of any such officer or director, had any material relationship with AdStar, except that AdStar was a customer of Edgil.

AdStar, based in Marina Del Rey, California, is a provider of complete automated ad processing systems and solutions for the publishing industry. The sale of Edgil will be accounted for as a purchase business combination by AdStar, Inc. in accordance with the Statement of Financial Accounting Standards (SFAS) no. 141, “Business Combinations.” Edgil will operate as a wholly owned subsidiary of AdStar and the Company’s financial statements will be included in the results of AdStar from the closing date of the acquisition (October 21, 2003).

Pursuant to the Merger agreement the two stockholders of Edgil entered into employment agreements whereby each receives a monthly salary of $7,000 for six months from the effective date.

Pursuant to the Merger agreement the notes payable to the two stockholders were restated whereby each stockholder received $51,500 in principal payments upon the closing and the remaining $31,500 note balance, for each Stockholder, is to be repaid in six equal payments of principal along with all interest at a rate of 8% per annum, with the first payment to be made on the six month anniversary of the Effective Date (October 21, 2003) and each of the next five payments to be paid each six months thereafter, with the final payment to be made on the third anniversary of the Closing Date.

Pursuant to the Merger agreement, at the Closing, AdStar replaced each Edgil fully vested option with a corresponding AdStar option (based on the merger consideration received by the Edgil Stockholders) as follows: (a) each holder of an option to purchase shares of Edgil Common Stock at $0.92 per share received in replacement therefor an option to purchase that number of shares of AdStar Common Stock as equaled the number of shares of Edgil Common Stock which such optionee had a right to purchase, multiplied by 0.4858, at a price per share of $0.73; (b) each holder of an option to purchase shares of Edgil Common Stock at $1.02 per share received in replacement therefor an option to purchase that number of shares of AdStar Common Stock as equaled the number of shares of Edgil Common Stock which such optionee had a right to purchase, multiplied by 0.4858, at a price per share of $0.94; (c) each holder of an option to purchase shares of Edgil Common Stock at $1.16 per share received in replacement therefor an option to purchase that number of shares of AdStar Common Stock as equaled the number of shares of Edgil Common Stock which such optionee had a right to purchase, multiplied by 0.4858, at a price per share of $1.23.

On December 4, 2003, the former Stockholders of Edgil Associates, Inc. (“Edgil”) received a communication from Trudeau & Trudeau Associates, Inc., a Massachusetts based mergers and acquisition broker (“Trudeau”), requesting compensation regarding an engagement agreement entered into on July 10, 2002, whereby the Company paid Trudeau a $10,000 retainer, and pursuant to which Trudeau was entitled to a contingent “Accomplishment Fee” calculated as a percentage of the consideration received for any acquisition of Edgil, including by way of merger, which fee was payable upon consummation of such a transaction. If Trudeau were entitled to an Accomplishment Fee for the merger of the Company into AdStar, that fee would range from approximately $200,000 to $300,000. The Engagement Agreement as amended, expired 360days after its date of inception (with the exception of a tail payment for acquisition candidates on a specific list, amongst which AdStar is not listed), and the Engagement Agreement implies, without expressly so stating, that the right to receive the Accomplishment Fee expires then as well.

The former Stockholders of Edgil have informed us that the proposal from AdStar, Inc. (“AdStar”) to acquire Edgil, and all discussions addressing the possibility of AdStar’s acquisition of Edgil, occurred after the expiration of the Engagement Agreement and, accordingly, Trudeau is not entitled to any Accomplishment Fee. There has been no formal contact from Trudeau or its attorneys to the former Stockholders, Edgil or AdStar since the above noted communication.

     Edgil’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this information statement. Certain statements in this discussion and elsewhere in this information statement constitute forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. See “Forward-Looking Statements” following the Table of Contents of this Schedule 14C. Because this discussion involves risk and uncertainties, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Edgil develops software applications primarily for the newspaper publishing industry. Its management and personnel combine extensive knowledge of newspaper publishing systems with technical expertise in database management systems, electronic commerce, and Web application development. Edgil offers system integration services, installation support, training, and customer service. Edgil’s proprietary EdgCapture payment processing software processes over 10,000,000 newspaper advertising and circulation transactions annually for Tribune Company, Gannett Company, Inc., Knight-Ridder Company, Inc., Copley Press, Inc., New York Times Company, Advance Publications, Inc., Cox Enterprises, Inc., and Village Voice Media, Inc., as well as many independent daily and specialty publications.

Edgil’s product strategy focuses on providing newspapers with the financial benefits afforded by reduced labor costs and lower credit card processing discount rates. Edgil’s experience with integration services has given the EdgCapture product line the technical differentiation to meet the specific credit card processing requirements of the publishing industry.

New accounting pronouncements

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of underlying to conform it to language used in FASB interpretation number (FIN) 45, and (4) amends certain other existing pronouncements. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The Company has no derivative contracts and accordingly the adoption of SFAS 149 does not currently have a material impact on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150 Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as temporary equity. SFAS No. 150 will be effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. For financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption, transition shall be achieved by reporting the cumulative effect of a change in accounting principle by initially measuring the financial instruments at fair value or other measurement attribute required by SFAS No. 150. Instruments with characteristics of both liabilities and equity not addressed in SFAS No. 150 will be addressed in the next phase of the project. Adoption of SFAS No. 150 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In November 2002, the EITF reached a consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” related to the separation and allocation of consideration for arrangements that include multiple deliverables. The EITF requires that when the deliverables included in this type of arrangement meet certain criteria they should be accounted for separately as separate units of accounting. This may result in a difference in the timing of revenue recognition but will not result in a change in the total amount of revenue recognized in a bundled sales arrangement. The allocation of revenues to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items then the residual method must be used. This method requires that the amount allocated to the undelivered items in the arrangement is their full fair value. This would result in the discount, if any, being allocated to the delivered items. This consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. We do not expect the adoption of EITF 00-21 to have a material impact on our financial statements.

On December 17, 2003, the SEC s Office of the Chief Accountant and Division of Corporation Finance issued Staff Accounting Bulletin (SAB) 104, Revenue Recognition. The SAB updates portions of the interpretive guidance included in Topic 13 of the codification of staff accounting bulletins (SAB 103 codification) in order to make the guidance consistent with current authoritative accounting literature. The principal revisions relate to the incorporation of certain sections of the staff s FAQ document on revenue recognition into Topic 13. The Company does not expect the adoption of SAB 104 to have a material effect on the Company s financial statements.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements require that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure. On an on-going basis, we re-evaluate our estimates, including those relating to revenue recognition, uncollectible accounts receivable, intangible assets and contingent expenses and revise reported amounts prospectively. We base our estimates on historical experiences, combined with anticipated activity and various other assumptions that we believe to be reasonable under the circumstances. When combined, this body of knowledge forms the basis for making judgments about the carrying value of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

Financial Reporting Release No. 60, which was recently issued by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in preparation of financial statements. The following is a brief discussion of our most critical accounting policies, including those methods affected by our more complex judgments and estimates.

Revenue Recognition

Edgil derives revenue from several products and services as follows:

Licensing and customization and other revenues - The Company generates revenue from technology service contracts that generally contain multiple elements such as software customization services, monthly fees and post-contract customer support (PCS). Revenue from these arrangements is recognized in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition”, SOP 98-9 and SAB 101, “Software Revenue Recognition with Respect to Certain Transactions”. Accordingly, revenue is allocated to each element within the contract based on the relative fair values of those elements using vendor specific objective evidence. Revenue from upfront license fees, monthly fees and PCS under software maintenance arrangements is based upon renewal rates and is recognized ratably over the term of the arrangement, licenses generally 25 years and maintenance arrangements generally 3 to 5 years. Deferred revenue on the arrangements is $4,121,679 as of September 30, 2003 and is $4,325,876 and $3,970,468 as of the years ended June 30, 2002 and 2003, respectively. Revenue from software customization services is recognized upon the completion of services.

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amounts expected to be realized. At September 30, 2003, the deferred tax asset of $1,793,000 is primarily related to deferred revenues of $4,121,679. Due to the recent merger of the Company the deferred tax asset will be revalued under purchase accounting rules as of October 21, 2003, the date of acquisition.

Three Months Ended September 30, 2003 and 2002

Results of Operations

The following table sets forth the results of operations expressed as a percentage of net revenues.

	Three Months Ended
	September 30,

	2002	2003

Net revenues	100%	100%
Cost of revenues	19%	23%

Gross Profit	81%	77%
General and administrative expense	26%	37%
Selling and marketing expense	8%	13%
Product development costs	20%	25%

Income from operations	27%	2%
Interest expense, net	-1%	-1%

Income (loss) before taxes	26%	1%
Provision for taxes (benefit)	10%	0%

Net Income (loss)	15%	1%

Revenues

Net revenues decreased to $528,000 in 2003 from $694,000 in 2002, a net decrease of $166,000 or 24%. The decrease in net revenues for 2003 is primarily comprised of a net decrease of $220,000 or 36% in licensing and software revenues offset by a $53,000 or 66% increase in one time customization and other fees. The decrease in licensing and software revenues is primarily due to approximately $215,000 of realized deferred revenues from the termination of an existing licensing and software contract during 2002 compared to $0 for 2003, the contract was for an older outdated product. The increase in one time customization and other one time fees is primarily due to realization of approximately $31,000 in prepaid customization from a major customer during 2003 compared to a $14,000 decrease from the same customer for 2002.

Cost of revenues

Cost of revenue consists primarily of the costs to customize, install and support the Edgil software applications and configure end-user software. Cost of revenues decreased to $122,000 in 2003 from $131,000 in 2002, a net decrease of $9,000 or 7%. The decrease during 2003 was primarily related to an $11,000 decrease in support salaries and wages

General and administrative expense

General and administrative expense consists primarily of the cost of executive, administrative and accounting personnel as well as professional fees. General and administrative expense increased to $195,000 in 2003 from $184,000 in 2002, a net increase of $11,000 or 6%. The net increase was primarily related to a $10,000 increase in medical insurance costs for 2003 as compared to 2002.

Selling and marketing expense

Selling and marketing expense consists primarily of direct charges for advertising, sales promotion, marketing, and trade shows, as well as costs for business development. Selling and marketing expense increased to $67,000 in 2003 from $58,000 in 2002, a net increase of $9,000 or 15%. The increase is primarily the result of a $6,000 increase in personnel and related expenses due to the hiring of a marketing director.

Product maintenance and development costs

Product maintenance and development expenses consist of expenses to identify functional requirements, to plan, identify and conceptually design the required technical infrastructure, and to perform maintenance and other general routine fixes. The costs consist primarily of personnel related expenses for technical and design personnel. Development and maintenance expense remained relatively flat at $134,000 in 2003 compared to $136,000 in 2002.

Provision for income taxes

Provision for income taxes decreased to $2,300 in 2003 from $71,000 in 2002, a net decrease of $69,000. The increase is directly related to the decrease in revenues as discussed above.

Liquidity and Capital Resources

We have generally financed our business from cash generated by operations and in some years the principal shareholders have loaned the Company operating capital, generally at prevailing market rates of interest. Since fiscal 2001 we have financed our business through cash generated from operations.

As of September 30, 2003, we had cash and cash equivalents of approximately $187,000 compared to $227,000 as of September 30, 2002 a net decrease of $40,000. The net decrease in cash is primarily comprised of a net increase in accounts receivable of $123,000, offset by a $16,000 net decrease in prepaids and other assets, a net increase in accounts payable and accrued expenses of $30,000 and a $28,000 reduction in principal repayments on notes payable to officers.

The increase in accounts receivable is primarily attributable to an increase in sales of new license and software contracts of approximately $185,000 during 2003 compared to 2002. The decrease in the principal repayments on notes payable to officers was due to the principal shareholders adhering to the principal pay down schedule per the note agreement for 2003 as opposed to the accelerated repayments made during 2002.

At September 30, 2003, we had an accumulated deficit of $2,219,000. We have incurred significant net losses in prior years primarily as a result of deferred revenue recognition on 25-year licensing and software contracts. At September 30, 2003 we had non-cash balance sheet accounts reflecting deferred revenues of $4,122,000 and the related deferred tax asset of $1,793,000 for a net non-cash liability on the balance sheet of $2,329,000. Thus the accumulated deficit has had no effect on our liquidity or ability to operate. The 2 principal stockholders effectively own 100% of the Company and have historically paid themselves cash bonuses at each fiscal year to reduce federal and state income tax profitability to a minimum.

As of September 30, 2003 the total outstanding principal balance on notes payable to the two stockholders was $166,000. Pursuant to the Merger agreement the notes payable were restated whereby each stockholder received $51,500 in principal payments upon the closing of the merger, October 21, 2003, and the remaining $31,500 note balance, for each Stockholder, is to be repaid in six equal payments of principal along with all interest at a rate of 8% per annum, beginning with the first payment due on April 21,2004 and each of the next five payments to be paid each six months thereafter until paid in full. The principal payments will approximate $21,000 per year, significantly less than the historical minimum principal payments of $96,000 historically paid. We believe that the restated notes will have a positive future impact on the liquidity of Edgil.

We believe we have adequate cash on hand and are generating sufficient cash from operations to cover all costs of Edgil through September 30, 2004. However, should the need arise we currently have no additional borrowings available to us under any credit arrangement. Accordingly, adequate funds may not be available or may not be available on terms favorable to us or at all.

Contractual Obligations, Commitments and Contingencies

The Company has contractual obligations and commitments primarily with regards to certain non-cancelable operating lease obligations for office space, and entered into Employment agreements with the 2 principal shareholders (1). The following table aggregates the Company’s expected contractual obligations and commitments subsequent to September 30, 2003:

	Payments due by Period

				Beyond
Contractual obligations	2004	2005 - 2006	2007 - 2008	2008	Total

Operating lease commitments	$81,929	$173,619	$14,845	$—	$270,393
Employment agreements (1)	84,000	—	—	—	84,000

	$165,929	$173,619	$14,845	$—	$354,393

(1)	Includes employment agreements entered subsequent to June 30, 2003 pursuant to the Merger agreement whereby the two stockholders of Edgil entered into employment agreements, each receives a monthly salary of $7,000 for six months from the effective date.

Years Ended June 30, 2003 and 2002

Results of Operations

The following table sets forth the results of operations expressed as a percentage of net revenues.

	Year Ended June 30,

	2002	2003

Net revenues	100%	100%
Cost of revenues	25%	18%

Gross Profit	75%	82%
General and administrative expense	35%	34%
Selling and marketing expense	16%	9%
Product development costs	22%	20%

Income from operations	2%	19%
Interest expense, net	-2%	-1%

Income (loss) before taxes	0%	18%
Provision for taxes (benefit)	0%	7%

Net Income (loss)	0%	11%

Revenues

Net revenues increased to $2,702,000 in 2003 from $2,307,000 in 2002, a net increase of $395,000 or 17%. The increase in net revenue for 2003 is primarily comprised of a net increase of $532,000 or 29% in licensing and software revenues offset by a $137,000 or 27% reduction in one time customization and other fees. The increase in 2003 licensing and software revenues includes approximately $468,000 of realized deferred revenues from the termination of existing licensing and software contracts, primarily from older outdated products, compared to $175,000 of realized deferred revenues from the termination of existing licensing and software contracts for 2002. The remaining $238,000 increase is the result of signing new customers and the full years realization of licensing and software revenues for customers signed during 2002. The reduction in one time customization and other one time fees is a byproduct of reduced capital spending within the publishing industry as the result of the national recession in general and the newspaper publishing industry in particular.

Cost of revenues

Cost of revenue consists primarily of the costs to customize, install and support the Edgil software applications and configure end-user software. Cost of revenues decreased to $478,000 in 2003 from $585,000 in 2002, a net decrease of $107,000 or 18%. The decrease during 2003 was primarily related to a $45,000 decrease in support salaries and wages, a $31,000 decrease in billable travel and a $27,000 decrease in hardware sold and installed. The decrease in support salaries, billable travel and hardware sold and installed is a reduction in support personnel primarily as a result of the decrease in customization and other fees during 2003 compared to 2002 as discussed above.

General and administrative expense

General and administrative expense consists primarily of the cost of executive, administrative and accounting personnel as well as professional fees. General and administrative expense increased to $931,000 in 2003 from $817,000 in 2002, a net increase of $114,000 or 14%. The net decrease was primarily related to an increase in the principal stockholders annual bonus of $132,000 in 2003 as compared to 2002.

Selling and marketing expense

Selling and marketing expense consists primarily of direct charges for advertising, sales promotion, marketing, and trade shows, as well as costs for business development. Selling and marketing expense decreased to $249,000 in 2003 from $370,000 in 2002, a net decrease of $121,000 or 33%. The decrease is primarily the result of an $81,000 decrease in personnel and related expenses, a $25,000 reduction in commissions as a direct result of reduced 2003 commissionable sales and a $15,000 reduction in advertising and promotion expenses.

Product maintenance and development costs

Product maintenance and development expenses consist of expenses to identify functional requirements, to plan, identify and conceptually design the required technical infrastructure, and to perform maintenance and other general routine fixes. The costs consist primarily of personnel related expenses for technical and design personnel. Development and maintenance expense increased to $532,000 in 2003 from $503,000 in 2002, a net increase of $29,000 or 6%. The increase is primarily related to a $25,000 increase in personnel and related expenses for 2003 as compared to 2002.

Provision for income taxes (benefit)

Provision for income taxes (benefit) increased to $196,000 in 2003 from $(2,000) in 2002, a net increase of $198,000. The increase is directly related to the increase in revenues as discussed above.

Liquidity and Capital Resources

We have generally financed our business from cash generated by operations and in some years the principal shareholders have loaned the Company operating capital, generally at prevailing market rates of interest. Since fiscal 2001 we have financed our business through cash generated from operations.

As of June 30, 2003, we had cash and cash equivalents of approximately $198,000 compared to $230,000 as of June 30, 2002 a net decrease of $32,000. The net decrease in cash is primarily comprised of cash generated by operating activities of $154,000 offset by the purchase of $19,000 in property and equipment and the repayment of $166,000 in principal repayments on notes payable to officers.

Net cash provided by operations during 2003 was approximately $154,000 compared with $171,000 during 2002, a $17,000 decrease. The decrease in cash provided by operations is primarily the result of a $176,000 decrease in accounts receivable offset by a $179,000, $10,000 and $5,000 decrease in customer deposits, accounts payable and prepaids and other assets, respectively, during 2003 as compared to 2002. The decrease in accounts receivable is primarily related a decrease in customizations and other one-time contracts signed during 2003 compared to 2002. The decrease in customer deposits is primarily the result of customers using up prepaid balances from 2002 during 2003 and opting to defer or forego similar arrangements for customizations and one-time services.

At June 30, 2003, we had an accumulated deficit of $2,223,000. We have incurred significant net losses in prior years primarily as a result of deferred revenue recognition on 25-year licensing and software contracts. At June 30, 2003 we had non-cash balance sheet accounts reflecting deferred revenues of $3,970,000 and the related deferred tax asset of $1,752,000 for a net non-cash liability on the balance sheet of $2,218,000. Thus the accumulated deficit has had no effect on our liquidity or ability to operate. The 2 principal stockholders effectively own 100% of the Company and have historically paid themselves cash bonuses at each fiscal year to reduce federal and state income tax profitability to a minimum.

Contractual Obligations, Commitments and Contingencies

The Company has contractual obligations and commitments primarily with regards to certain non-cancelable operating lease obligations for office space, and entered into Employment agreements with the 2 principal shareholders (1).

The following table aggregates the Company’s expected contractual obligations and commitments subsequent to June 30, 2003:

	Payments due by Period

				Beyond
Contractual obligations	2004	2005 - 2006	2007 - 2008	2008	Total

Operating lease commitments	$81,929	$173,619	$14,845	$—	$270,393
Employment agreements (1)	84,000	—	—	—	84,000

	$165,929	$173,619	$14,845	$—	$354,393

(1)	Includes employment agreements entered subsequent to June 30, 2003 pursuant to the Merger agreement whereby the two stockholders of Edgil entered into employment agreements, each receives a monthly salary of $7,000 for six months from the effective date.

UNAUDITED CONDENSED PROFORMA CONSOLIDATED FINANCIAL
STATEMENTS

     On October 21, 2003 (the “Effective Date”), Edgil Associates, Inc. (Edgil) sold its business and all of its assets to AdStar, Inc. (AdStar), a Delaware corporation, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the Effective Date, by and among the Company, AdStar, EDG Acquisition Corp., a wholly owned subsidiary of AdStar, and Edward P. Hopey and Gilbert Wolsky, the two stockholders of Edgil (the Edgil Stockholders).

     Pursuant to the Merger Agreement, AdStar paid $1,520,000 in cash and issued 1,311,530 shares of its $.0001 par value per share common stock (the “Common Stock”) at a fair market value of $2,111,563, based on the average closing price of the Common Stock for the 10 trading day period beginning on the 5th trading day preceding the Effective Date, in exchange for all of the business and assets of Edgil. The consideration paid to the Stockholders was determined in an “arms-length” negotiation and the transaction was unanimously approved by the Boards of Directors of both Companies’. Prior to the Effective Date, neither Edgil nor any of its affiliates, nor any officer or director of Edgil or any associate of any such officer or director, had any material relationship with AdStar, except that AdStar was a customer of Edgil.

     In connection with the Merger Agreement the Company and the Edgil Stockholders entered into a Registration Rights Agreement, dated as of October 21, 2003, pursuant to wheich the Company has agreed to file a Registration Statement on Form S-3, prior to the 60th day following the Effective Date, for the purposes of registering under the Securities Act of 1933 the re-sale of the shares of Common Stock issued to such stockholders pursuant to the Merger Agreement. Due to delays in preparation of th Pro-forma information required in the S-3 filing both parties have agreed in principal to extend the due date of the filing of the S-3 to be no later than January 31, 2003. The S-3 was filed on January 15, 2003 and the amended S-3 was filed on February 18, 2003 and went effective February 20, 2003.

     The foregoing descriptions of the Merger Agreement and the Registration Rights Agreement do not purport to be complete and are Qualified in the entirety by reference to the full text of each such agreement which are filed as Exhibits 2.1 and 10.1, respectively, on form 8-k filed with the SEC on November 4, 2003.

     The following unaudited pro forma summary presents the consolidated results of operations as if the merger with AdStar, Inc. had occurred at the beginning of the period. The Unaudited Consolidated Pro Forma Balance Sheet as of September 30, 2003 includes the balance sheets of AdStar and Edgil at that date. For the year ended December 31, 2002 the information contained in the Unaudited Consolidated Pro Forma Statement of Operations includes the information for AdStar for that year and the information for Edgil for the year ended December 31, 2002, which is based on adding six months ended June 30, 2002 and the six months ended December 31, 2002. For the nine month period ended September 30, 2003, the information contained in the Unaudited Consolidated Pro Forma Statements of Operations includes nine months of information of AdStar for that period and nine months of information for Edgil, comprised of nine months ending September 30, 2003. The adjustments shown on the Unaudited Consolidated Balance Sheets as of September 30, 2003, and the Unaudited Consolidated Statements of Operations for year ended December 31, 2002 and the nine months ended September 30, 2003 are preliminary and are subject to change as the Company finalizes the accounting for the acquisition.

     These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the merger been made at the beginning of the periods presented, nor are they indicative of future results. As a result, the unaudited pro forma net results and the pro forma per share amounts do not purport to represent what AdStar’s results of operations would have been if the merger with Edgil had occurred at the beginning of the period, and is not intended to project AdStar’s results of operations for any future period.

     The pro forma financial information presented includes preliminary purchase accounting adjustments that reflect a value of approximately $3.8 million assigned to intangible assets such as purchased software, customer lists and goodwill. The Company is in the process of determining the value of any acquired intangible assets. The Company expects to complete the valuation of acquired intangible assets in the near future and will make any necessary adjustments to the allocation of the purchase price to the fair value of the net assets acquired as needed.

AdStar, Inc. and Subsidiary
Pro Forma Consolidated Balance Sheet
As of September 30, 2003 (unaudited)

	AdStar	Edgil		Adjustments	Consolidated

Assets
Current assets:
Cash	$1,041,490	$187,158	(1)	$1,987,500	$1,395,298
			(2)	(197,850)
			(3)	(1,520,000)
			(4)	(103,000)
Cash held in escrow	2,112,500	—	(1)	(2,112,500)
Restricted cash	20,000	—			20,000
Accounts receivable, net of allowance for doubtful of $46,000 and $12,000	329,927	142,750			472,677
Notes receivable from officers - current portion	7,484	—			7,484
Prepaid and other current assets	82,837	37,467			120,304

Total current assets	3,594,238	367,375		(1,945,850)	2,015,763
Notes receivable from officers, net of current portion	234,293	—			234,293
Property and equipment, net	2,539,497	14,679			2,554,176
Deferred tax asset	—	1,793,000	(3)	(1,793,000)	—
Intangible assets, net	17,652	—	(3)	3,794,723	3,812,375
Other assets	31,413	—			31,413

Total assets	$6,417,093	$2,175,054		$55,873	$8,648,020

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,282	$12,646			$30,928
Due to publications	1,830,072	—			1,830,072
Accrued expenses	751,184	93,217	(1)	(125,000)	696,551
			(2)	(197,850)
			(3)	175,000

	AdStar	Edgil		Adjustments	Consolidated

Deferred revenue, current portion	109,810	215,000	(3)	(215,000)	109,810
Notes payable Shareholders’ - current portion		96,000	(4)	(96,000)	—
Capital lease obligations - current portion	31,698	—			31,698

	2,741,046	416,863		(458,850)	2,699,059
Total current liabilities
Notes payable Shareholders’ - net of current portion	—	70,000	(4)	(7,000)	63,000
Capital lease obligations, net of current portion	26,157	—			26,157
Deferred revenue, net of current portion	—	3,906,679	(3)	(3,906,679)	—

Total liabilities	2,767,203	4,393,542		(4,372,529)	2,788,216
Commitments and contingencies
Stockholders’ equity:
Convertible Preferred stock, par value $0.0001; authorized 5,000,000 shares;
Issued and outstanding:
Series A, 1,443,457 issued and outstanding; liquidation preference of $1,999,610	1,697,840	—			1,697,840
Series B, 2,000,000 issued and outstanding; liquidation preference of $1,566,369	1,342,404	—			1,342,404
Common stock, par value $0.0001; authorized 20,000,000 shares; 10,164,160 shares issued and outstanding:	1,017	—	(3)	1,312	2,329
Common stock, par value $0.01; authorized 3,000,000 shares 2,700,000 issued and outstanding	—	1,000	(3)	(1,000)	—
Additional paid-in capital	13,378,423	—	(3)	2,208,602	15,587,025
Treasury stock, par value $0.0001; 67796 shares	(67,796)	—			(67,796)
Accumulated deficit	(12,701,998)	(2,219,488)	(3)	2,219,488	(12,701,998)

Total stockholders’ equity	3,649,890	3,6 (2,218,488)		4,428,402	5,859,804

Total liabilities and stockholders’ equity	$6,417,093	$2,175,054		$55,873	$8,648,020

     See accompanying notes to Pro Forma Financial Statements (Unaudited)

AdStar, Inc. and Subsidiary
Pro Forma Consolidated Statement of Operations
For the year ended
December 31, 2002 (unaudited)

	AdStar	Edgil		Adjustments

ASP, net	$915,819	$—		$		$915,819
Licensing and software	1,070,341	2,076,051				3,146,392
Customization and other	255,332	428,660				683,992

Net Revenues	2,241,492	2,504,711			—	4,746,203
Cost of revenues, including depreciation and amortization of $400,023 and $100,000	1,106,502	531,145	(5)		100,000	1,737,647

Gross profit	1,134,990	1,973,566			(100,000)	3,108,556
General and administrative expense	1,859,826	874,403				2,734,229
Selling and marketing expense	555,588	309,502				865,090
Product maintenance and development expenses	627,040	517,177				1,144,217
Restructuring expenses	322,604	—				322,604

Income (Loss) from operations	(2,230,068)	272,484			(100,000)	(2,057,584)
Other income (expense)	62,796	—				62,796
Interest income, net	14,389	(30,934)				(16,545)

Loss before provision for income taxes	(2,152,883)	241,550			(100,000)	(2,011,333)
Provision for income taxes	(6,760)	(97,261	) (7)		97,261	(6,760)

Net income (loss)	$(2,159,643)	$144,289			$(2,739)	$(2,018,093)
Deemed dividend on issuance of Series B-1 Preferred stock	(204,000)	—			—	(204,000)

Net (income) loss applicable to common stockholders	$(2,363,643)	$144,289			$(2,739)	$(2,222,093)

     See accompanying notes to Pro Forma Financial Statements (Unaudited)

	AdStar	Edgil	Adjustments

Loss per share - basic and diluted	$(0.29)			$(0.23)
Weighted average number of shares - basic and diluted	8,193,132			9,504,662

     See accompanying notes to Pro Forma Financial Statements (Unaudited)

AdStar, Inc. and Subsidiary
Pro Forma Consolidated Statement of Operations
For The Nine Months Ended
September 30, 2003 (unaudited)

	AdStar	Edgil		Adjustments

ASP, net	$1,106,706	$—		$		$1,106,706
Licensing and software	637,344	1,565,369				2,202,713
Customization and other	147,417	313,475				460,892

Net Revenues	1,891,467	1,878,844			—	3,770,311
Cost of revenues, including depreciation and amortization of $378,161 and $75,000	923,737	360,734	(6)		(75,000)	1,359,471

Gross profit	967,730	1,518,110			(75,000)	2,410,840
General and administrative expense	930,753	660,886				1,591,639
Selling and marketing expense	504,300	191,154				695,454
Product maintenance and development expenses	887,712	399,419				1,287,131

Income (Loss) from operations	(1,355,035)	266,651			(75,000)	(1,163,384)
Other income (expense)	(10,000)	—				(10,000)
Interest income (expense), net	4,998	(17,274)				(12,276)

Loss before provision for income taxes	(1,360,037)	249,377			(75,000)	(1,185,660)
Provision for income taxes	(2,888)	(100,400)	(7)		100,400	(2,888)

Net income (loss)	$(1,362,925)	$148,977			$25,400	$(1,188,548)

Loss per share - basic and diluted	$(0.16)	$—		$		$(0.12)
Weighted average number of shares - basic and diluted	8,296,130					9,607,660

     See accompanying notes to Pro Forma Financial Statements (Unaudited)

AdStar, Inc.

Notes To Proforma Financial Statements (Unaudited)

(1)	To record close of September 2003 private placement of $1,987,500 net of $125,000 in refunded subscription.

(2)	To record $197,850 placement agent fees to Paulson Capital Corp. for September 2003 Private placement.

(3)	To record $3,904,913 as the estimated purchase price of Edgil Associates, Inc. (Edgil), which is comprised of $1,520,000 in cash, $2,111,563 in fair market value for 1,311,530 shares of AdStar’s $.0001 par value per share common stock, based on the 10 day average, in exchange for all the outstanding capital stock Edgil, $98,350 for fully vested Edgil employee options replaced with AdStar options valued using the Black-Scholes method, plus an estimated $175,000 in professional and other fees associated with the closing of the transaction. To adjust $4,121,679 in Edgil deferred revenues and $1,793,000 of deferred taxes to fair market value in accordance with purchase accounting rules and eliminate accumulated deficit of $2,219,488 in Edgil. This resulted in the following entry:

Intangibles	3,794,723
Common Stock – Edgil	1,000
Deferred revenue	4,121,679
Accrued expenses		175,000
Cash Paid		1,520,000
Common Stock – AdStar		1,312
Additional Paid-in Capital		2,208,602
Deferred tax asset		1,793,000
Accumulated deficit – Edgil		2,219,488

(4)	To record $103,000 in cash paid from Edgil as a principal paydown on notes payable to Edgils’ principal shareholders as part of a restructuring of the notes pursuant to the merger and acquisition agreement.

(5)	To record estimated amortization of purchased intangibles for the year ended December 31, 2002.

(6)	To record estimated amortization of purchased intangibles for the nine months ended September 30, 2003.

(7)	Te eliminate Edgil Income tax expense

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

     The following table, together with the accompanying footnotes, sets forth information (without regard to the issuance of the Edgil Shares and including the issuance of the Edgil Shares), as of January 30, 2004, regarding stock ownership of all persons known by AdStar to own beneficially more than 5% of AdStar’s outstanding Common Stock, Named Executives, all directors, and all directors and officers of AdStar as a group:

		Percentage of
	Shares of	Ownership
	Common	without regard	Percentage of
	Stock	to issuance of	Ownership
	Beneficially	the Edgil	including the
Name of Beneficial Owner (1)	Owned (2)	Shares	Edgil Shares

Leslie Bernhard (3)	860,054	7.3%	6.6%
Eli Rousso (3)	887,976	7.5%	6.8%
Jeffrey Baudo (4)	253,800	2.2%	2.0%
Anthony Fidaleo (8)	10,000	*	*
Nancy Works (8)	10,000	*	*
Richard Grover (9)	10,000	*	*
Stephen A. Zelnick (5)	149,477	1.3%	1.2%
Richard Salute (10)	75,000	*	*
Chester L. F. Paulson (6)	1,727,499	14.1%	12.8%
Tribune Company (7)	3,443,457	23.2%	21.3%
Edward P. Hopey	655,765	NA	5.1%
Gilbert Wolsky	655,765	NA	5.1%
All Directors and Officers (7 persons) as a group	2,256,307	19.3%	19.3%

*	less than 1%

(1)	The addresses of the persons named in this table are as follows: Leslie Bernhard, Eli Rousso, Jeffrey Baudo, Anthony Fidaleo, Nancy Works, and Richard Grover, c/o AdStar, Inc., 4553 Glencoe Avenue, Suite 325, Marina del Rey, CA 90292; Stephen A. Zelnick, c/o Morse Zelnick, Rose & Lander, 405 Park Avenue, New York, NY 10022; Richard Salute, 7 Lori Court, Woodbury, New York, 11797; Chester L. F. Paulson, c/o Paulson Capital Corp. 811 SW Naito Parkway, Suite 200, Portland, OR 97204; Tribune Company, 435 N. Michigan Ave. Chicago IL, Attn: General Counsel; and Edward P. Hopey and Gilbert Wolsky, c/o Edgil Associates, Inc., 15 Tyngsboro Road, North Chelmsford, Massachusetts 01863.

(2)	A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the filing of this report upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from January 31, 2004 have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. On January 31, 2004, 12,802,928 shares of Common Stock were outstanding.

(3)	Includes an aggregate of 110,054 shares in respect of which Ms. Bernhard and Mr. Rousso have voting power. Additionally, Ms. Bernhard and Mr. Rousso each have options to purchase 100,000 and 150,000 shares of AdStar common stock at $0.81 and $0.60 per share, respectively, exercisable within 60 days.

(4)	Consists of options to purchase 100,000 and 150,000 shares of AdStar common stock, at $1.25 and $0.60 per share, exercisable within 60 days.

(5)	Includes: (i) options to purchase 50,000 shares of common stock of AdStar, at $0.60 per share, and warrants to purchase 25,000 shares of AdStar common stock, at $1.07 per share, exercisable within 60 days; and (ii) 24,477 shares of common stock of AdStar which represents Mr. Zelnick’s proportionate interest in 97,906 shares beneficially owned by a nominee of Morse, Zelnick, Rose & Lander, LLP, of which Mr. Zelnick is a member. The filing of this report shall not be construed as an admission that Mr. Zelnick is the beneficial owner of any of the shares owned by the nominee for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

(6)	Consists of 919,183 shares of common stock of AdStar and the currently exercisable common stock purchase warrants listed below:

(i)	24,116 exercisable at $0.75

(ii)	350,000 exercisable at $1.07

(iii)	165,200 exercisable at $1.80

(iv)	80,000 exercisable at $1.87

(v)	139,000 exercisable at $7.20

(vi)	50,000 exercisable at $9.00

(7)	Consists of 1,443,457 shares of Series A and 2,000,000 of Series B-2 Preferred Stock, which currently convert into Common Stock on a 1 for 1 basis.

(8)	Consists of options to purchase 10,000 shares of common stock of Adstar at $1.06 per share, exercisable within 60 days, for Mr. Fidaleo and Ms. Works respectively.

(9)	Consists of options to purchase 10,000 shares of common stock of Adstar at $.94 per share, exercisable within 60 days.

(10)	Consists of options to purchase 75,000 shares of common stock of Adstar at $0.94 per share exercisable within 60 days.